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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (Amendment No.)*

                      John Alden Financial Corporation

                     ----------------------------------
                              (Name of Issuer)

                   Common Stock, Par Value $0.01 per share

                     ----------------------------------
                       (Title of Class of Securities)

                                477838106

                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                  Page 1 of 5

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                                                                     Sched. 13G
                                                                    Page 2 of 5

                             CUSIP No. 477838106

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1)    Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of above
      Persons

                         Sound Shore Management, Inc.

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2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                         (a)  / /
                         (b)  / /

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3)    SEC Use Only


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4)    Citizenship or Place of Organization

                               Delaware Corporation

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      Number of Shares         (5) Sole Voting
      Beneficially Owned           Power                    2,078,600
      by Each Reporting
      Person With              -------------------------------------------------
                               (6) Shared Voting
                                   Power               Not applicable

                               -------------------------------------------------
                               (7) Sole Dispositive
                                   Power                    2,268,600

                               -------------------------------------------------
                               (8) Shared Dispositive
                                   Power               Not applicable

                               -------------------------------------------------
9)    Aggregate Amount Beneficially Owned
      by Each Reporting Person                              2,268,600

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10)   Check if the Aggregate Amount in Row
            (9)   Excludes Certain Shares (See Instructions)

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11)   Percent of Class Represented by
      Amount in Row (9)                                          9.0%

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12)   Type of Reporting Person (See
      Instructions)                                                IA

      --------------------------------------------------------------------------

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                                                                     Sched. 13G
                                                                    Page 3 of 5

Item 1(a)   Name of Issuer
                           John Alden Financial Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices
                              7300 Corporate Center Drive
                               Miami, FL  33126-1208

Item 2(a)   Name of Person(s) Filing

                            Sound Shore Management, Inc.

Item 2(b)   Address of Principal Business Office or, if none, Residence

                                8 Sound Shore Drive
                               Greenwich, CT  06836

Item 2(c)   Citizenship

                               Delaware Corporation

Item 2(d)   Title of Class of Securities

                    Common Stock, Par Value $0.01 per share

Item 2(e)   CUSIP Number            477838106

Item 3 If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a

(a)   ( )    Broker or Dealer registered under Section 15 of the Act

(b)   ( )    Bank as defined in section 3(a)(6) of the Act

(c)   ( )    Insurance Company as defined in section 3(a)(19) of the Act

(d)   ( )    Investment Company registered under section 8 of the Investment
             Company Act

(e)   (X)    Investment Adviser registered under section 203 of the Investment
             Advisers Act of 1940

(f)   ( )    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund sec. 240.13d-1(b)(1)(ii)(F)

(g)   ( )    Parent Holding Company, in accordance with 240.13d-1 (b)(ii)(G)
             (Note: See Item 7)

(h)   ( )    Group, in accordance with 240.13d-1(b)(1)(ii)(H)

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                                                                     Sched. 13G
                                                                    Page 4 of 5

Item 4   Ownership

     (a) Amount Beneficially Owned:                            2,268,600 shares

     (b) Percent of Class:                                             9.0%

     (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:       2,078,600

           (ii) shared power to vote or to direct the vote:

                                     Not applicable

           (iii) sole power to dispose or to direct the
           disposition of:                                     2,268,600

           (iv) shared power to dispose or to direct the disposition of:

                                     Not applicable

Item 5   Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


Item 6   Ownership of More than Five Percent on Behalf of Another Person

                                     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the security Being Reported on By the Parent Holding Company

                                     Not applicable

Item 8   Identification and Classification of Members of the Group

                                     Not applicable

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                                                                     Sched. 13G
                                                                    Page 5 of 5

Item 9.  Notice of Dissolution of Group

                                     Not applicable

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



        Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 31, 1997

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Date



/s/ Shanna S. Sullivan
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Signature



Shanna S. Sullivan, Vice President
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Name/Title